As filed with the U.S. Securities and Exchange Commission on September 28, 2026

Registration No. 333-282218

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVOGENE LTD.

(Exact name of Registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	2870 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

13 Gad Feinstein Street, Park Rehovot

Rehovot 7638517, Israel

Telephone: +972-8-931-1900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

50 Library Avenue, Suite 204

Newark, Delaware 19711

(302)-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Mike Rimon, Adv. Jonathan M. Nathan, Adv. Elad Ziv, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: (+972) (3) 610-3100	Oded Har-Even, Esq. Howard E. Berkenblit, Esq. Brendan O’Brien, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: 212.660.3000

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

Evogene Ltd. (“Evogene” or the “Registrant”) filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form F-1 (Registration No. 333-282218) (as amended, the “Registration Statement”) on September 19, 2024, which was declared effective by the SEC on September 27, 2024, as amended by post-effective amendment No. 1 filed with the SEC on March 28, 2025, which was declared effective by the SEC on April 2, 2025, post-effective amendment No. 2 filed with the SEC on September 30, 2025, which was declared effective by the SEC on November 19, 2025, and post-effective amendment No. 3 filed with the SEC on March 26, 2026, which was declared effective by the SEC on April 3, 2026. The Registration Statement covers the resale from time to time by the Selling Shareholder identified in the prospectus that forms a part of the Registration Statement of up to 3,384,616 ordinary shares, par value NIS 0.2 per share, of Evogene (“ordinary shares”) issuable upon exercise of 3,384,616 ordinary warrants (the “ordinary warrants”) that were held by the Selling Shareholder.

On February 11, 2026, the Selling Shareholder exercised all of the ordinary warrants pursuant to an inducement offer letter agreement that it had entered into with Evogene on February 10, 2026. All 3,384,616 ordinary shares underlying the ordinary warrants, which were registered for resale by the Selling Shareholder under the Registration Statement, have been issued to the Selling Shareholder and have been sold by it.

This post-effective amendment No. 4 to the Registration Statement (this “Post-Effective Amendment”) is being filed to terminate the effectiveness of the Registration Statement, as all securities registered for resale thereunder have been sold. The Registrant is filing this Post-Effective Amendment pursuant to the Registrant’s undertaking in Item 9(3) of the Registration Statement, which requires the Registrant to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, and to terminate the offering under the Registration Statement. Upon the effectiveness of this Post-Effective Amendment, the Registration Statement, including all prospectuses and prospectus supplements forming a part thereof, shall be deemed deregistered and terminated.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this post-effective amendment to the registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel on September 28, 2026.

Evogene Ltd.

By: /s/ Ofer Haviv Name: Ofer Haviv Title: Chief Executive Officer and President

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Evogene Ltd., has signed this registration statement on September 28, 2026.

Puglisi & Associates

By: /s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director, Puglisi & Associates